                           STOCK PURCHASE AGREEMENT


                                      AMONG



                         NATIONAL MEDICAL SYSTEMS, INC.

                                  THE COMPANY,



                            THE SELLERS NAMED HEREIN,



                                       AND




                           AMERICAN HOMEPATIENT, INC.
                                    THE BUYER

                                TABLE OF CONTENTS


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
ARTICLE I.   PURCHASE AND SALE.................................................. 2
    1.1      Purchase and Sale.................................................. 2
    1.2      Purchase Price..................................................... 2
    1.3      Interest on Purchase Price......................................... 2
    1.4      Excluded Items..................................................... 3

ARTICLE II.  CLOSING............................................................ 3
    2.1      Closing. .......................................................... 3

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS...................... 4
    3.1      Organization, Qualification and Authority.......................... 4
    3.2      Capitalization and Shares Ownership................................ 4
    3.3      Absence of Default................................................. 5
    3.4      Financial Statements............................................... 5
    3.5      Operations Since August 31, 1997................................... 6
    3.6      Litigation......................................................... 7
    3.7      Licenses........................................................... 8
    3.8      Medicare, Medicaid and Other Third-Party Payors.................... 9
    3.9      Title to and Condition of Assets................................... 9
    3.10     Contracts......................................................... 11
    3.11     Environmental Matters............................................. 12
    3.12     Miscellaneous Representations Relating to Real Estate............. 14
    3.13     Company Employees.  .............................................. 14
    3.14     Employee Benefit Plans............................................ 15
    3.15     Insurance......................................................... 16
    3.16     Conflicts of Interest............................................. 16
    3.17     Compliance with Healthcare and Other Laws......................... 16
    3.18     WARN Act.......................................................... 17
    3.19     Tax Returns; Taxes................................................ 17
    3.20     No Omissions or Misstatements..................................... 17
    3.21     Representations and Warranties of the Trust Shareholders.......... 18

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BUYER........................... 19
    4.1      Organization, Qualification and Authority......................... 19
    4.2      Absence of Default................................................ 20
    4.3      SEC Reports....................................................... 20

ARTICLE V.   COVENANTS OF PARTIES.............................................. 21
    5.1      Preservation of Business and Assets............................... 21



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    5.2      Books and Records.................................................. 21
    5.3      Preserve Accuracy of Representations and Warranties................ 23
    5.4      Broker's or Finder's Fee........................................... 23
    5.5      Indebtedness; Liens................................................ 23
    5.6      Compliance with Laws and Regulatory Consents....................... 23
    5.7      Maintain Insurance Coverage........................................ 24
    5.8      Medicare and Medicaid Reporting.................................... 24
    5.9      Current Return Filing.............................................. 24
    5.10     Financial Analysis................................................. 25
    5.11     Hart-Scott-Rodino Filing........................................... 25
    5.12     Termination of Participation in Benefit Plans; Buyer
             Responsibility Post-Closing........................................ 25
    5.13     Regulatory Approvals............................................... 26
    5.14     Reserves........................................................... 26
    5.15     Litigation......................................................... 26

ARTICLE VI.  COMPANY'S AND SELLERS' CONDITIONS TO CLOSE......................... 26
    6.1      Representations and Warranties True at Closing; Compliance
             with Agreement..................................................... 26
    6.2      No Action/Proceeding............................................... 26
    6.3      Order Prohibiting Transaction...................................... 27

ARTICLE VII. BUYER'S CONDITIONS TO CLOSE........................................ 27
    7.1      Representations and Warranties True at Closing; Compliance
             with Agreement..................................................... 27
    7.2      No Action/Proceeding............................................... 27
    7.3      No Material Adverse Change; U.C.C. Searches; etc................... 27
    7.4      Order Prohibiting Transaction.....................................  28
    7.5      Lease Amendments................................................... 28

ARTICLE VIII. OBLIGATIONS OF COMPANY AND SELLERS AT CLOSING..................... 28
    8.1      Documents Relating to Title........................................ 28
    8.2      Possession......................................................... 28
    8.3      Opinion of Counsel................................................. 28
    8.4      Corporate Good Standing and Corporate Resolution................... 29
    8.5      Closing Certificate................................................ 29
    8.6      Third Party Consents............................................... 29
    8.7      Confidentiality and Employment Agreements.......................... 29
    8.8      Closing Statement.................................................. 29
    8.9      Additionally Requested Documents; Post-Closing Assistance.......... 29




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ARTICLE IX.  OBLIGATIONS OF BUYER AT CLOSING.................................... 30
    9.1      Purchase Price..................................................... 30
    9.2      Corporate Good Standing and Certified Board Resolutions............ 30
    9.3      Closing Certificate................................................ 30
    9.4      Opinion of Buyer's Counsel......................................... 30

ARTICLE X.   SURVIVAL OF PROVISIONS AND INDEMNIFICATION......................... 30
    10.1     Survival........................................................... 30
    10.2     Indemnification by Shareholders.................................... 30
    10.3     Indemnification by Buyer........................................... 31
    10.4     Rules Regarding Indemnification.................................... 31

ARTICLE XI.  PRESERVATION OF BUSINESS AND NONCOMPETE RESTRICTIONS............... 33
    11.1     Covenant Not to Compete............................................ 33
    11.2     Enforceability..................................................... 34

ARTICLE XII. MISCELLANEOUS...................................................... 34
    12.1     Assignment......................................................... 34
    12.2     Other Expenses..................................................... 34
    12.3     Notices............................................................ 35
    12.4     Confidentiality; Prohibition on Trading............................ 36
    12.5     Partial Invalidity; Waiver......................................... 36
    12.6     Interpretation; Knowledge.......................................... 37
    12.7     Entire Agreement; Counterparts..................................... 37
    12.8     Legal Fees and Costs............................................... 37
    12.9     Controlling Law.................................................... 37
    12.10    Guaranty........................................................... 37



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


                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT is entered into on December 23, 1997 by and among NATIONAL MEDICAL SYSTEMS, INC., an Arkansas corporation, (the "Company"), JAMES G. MOSLEY ("JGM"), JAMES S. MOSLEY ("JSM"), and WM. KENT MOSLEY ("WKM"), residents of the State of Arkansas, and JSM INVESTMENTS, LIMITED PARTNERSHIP, JGM INVESTMENTS, LIMITED PARTNERSHIP, and WKM INVESTMENTS, LIMITED PARTNERSHIP, each an Arkansas limited partnership (each of the foregoing limited partnerships are collectively referred to herein as, the "Partnership Shareholders"), and NATIONAL MEDICAL SYSTEMS, INC. EMPLOYEE STOCK OWNERSHIP TRUST, JULIE ANNE MOSLEY TRUST, UTA 8-12-97, WILLIAM ZACHARY MOSLEY TRUST, UTA 8-12-97, ASHLEY MARIE MOSLEY TRUST, CRYSTAL BROOKE MOSLEY TRUST, and STEVEN AUSTIN MOSLEY TRUST (the foregoing trusts are collectively referred to herein as the "Trust Shareholders" and, together with the Partnership Shareholders, collectively as the "Sellers"), AMERICAN HOMEPATIENT, INC., a Tennessee corporation ("Buyer") and AMERICAN HOMEPATIENT, INC., a Delaware corporation ("Parent").

                                R E C I T A L S:

         WHEREAS, the Company and its Subsidiaries (as hereinafter defined) own and operate a home health care and infusion therapy business operating in Arkansas, Texas and Oklahoma, all as more particularly described on Exhibit A hereto, which Exhibit sets forth the type of services and products provided by the Company (collectively, the "Business");

         WHEREAS, Sellers own all of the issued and outstanding common stock (the "Shares") of the Company, the precise number of Shares owned by each Seller being set forth on the signature page hereof opposite the signature of such Seller;

         WHEREAS, Sellers desire to sell and transfer the Shares to Buyer, and Buyer desires to purchase the same from Sellers, subject to the terms and conditions set forth in this Agreement; and

         WHEREAS, JGM, JSM and WKM have agreed to enter into this Agreement individually, in order to unconditionally guarantee jointly and severally the performance by the Sellers of their obligations and undertakings set forth herein;

         WHEREAS, Parent has agreed to enter into this Agreement in order to unconditionally guarantee the performance by Buyer of its obligations and undertakings set forth herein;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:


                          ARTICLE I. PURCHASE AND SALE

         1.1 Purchase and Sale. Sellers agree to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Sellers, all right, title and interest in and to the Shares, which consists of all of the issued and outstanding common stock of the Company. Sellers will deliver to Buyer at Closing (as hereinafter defined) all certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers. The Shares will be conveyed to Buyer fully paid and nonassessable with good and valid title, free and clear of all liens, charges, claims, liabilities, encumbrances, security interests, restrictive agreements, options, rights of others and imperfections of title of any nature whatsoever, including all amounts due and payable for federal, state and local transfer taxes.

         1.2 Purchase Price. The purchase price payable by Buyer to Sellers for the Shares and in consideration for the agreements contained herein, including the agreements contained in Article XI, will be Thirty-Five Million Three Hundred Fifty Thousand and No/100 Dollars ($35,350,000.00) (the "Purchase Price"). The Purchase Price shall be allocated among the Sellers in the respective amounts and proportions set forth in Exhibit 1.2 attached hereto. The Purchase Price will be subject to adjustment as set forth in this Agreement and will be payable at Closing in the following manner:

                  (1) The amount stipulated in Exhibit 1.2(1) attached hereto in immediately available funds by wire transfer at Closing;

                  (2) One Million and No/100 Dollars ($1,000,000.00) by a purchase price note (the "Purchase Price Note"), the form of which is attached as Exhibit 1.2(2) which Purchase Price Note is to be payable to Individual Shareholders in the respective percentages set forth in the Purchase Price Note; and

                  (3) Payment to fully satisfy certain indebtedness of the Company, including accrued interest thereon, as of the Effective Date, in the amounts and to the parties stipulated in Exhibit 1.2(3) attached hereto.

         1.3 Interest on Purchase Price. In addition to the Purchase Price described in Section 1.2, Buyer will deliver to Sellers, in immediately available funds by wire transfer at Closing, interest on those portions of the Purchase Price described in clauses (1) and (2) of Section 1.2 at the rate of seven percent (7.0%) per annum from the Effective Date until Closing.

         1.4 Excluded Items. Immediately prior to conveyance of the Shares, Company will transfer to the order of JGM, JSM and WKM, respectively, in consideration for the book value of the same, cash in hand paid to the Company, all insurance policies on the lives of such individuals held by the Company and those two automobiles used personally by JSM and WKM, respectively (collectively, the "Excluded Items"). The parties acknowledge and agree that Company is not retaining any of the Excluded Items or intercompany or Seller payables or receivables as reflected on Exhibit 1.4 attached hereto and that, following Closing, neither Company nor Buyer will have any right, title, interest, claim or obligation with respect to such Excluded Items or intercompany or Seller payables or receivables reflected on Exhibit 1.4.


                               ARTICLE II. CLOSING

         2.1 Closing. Subject to satisfaction or waiver of all of the conditions to Closing set forth in Articles VI and VII hereof, the closing of the transactions contemplated by this Agreement (the "Closing") will take place on or before January 31, 1998 at the offices of Giroir, Gregory, Holmes & Hoover, PLC, 111 Center Street, Suite 1900, Little Rock Arkansas 72201 or at such other time and place as the parties may mutually agree (the "Closing"). Upon consummation, the Closing will be deemed to be effective and the transfer of the Shares will be deemed to have occurred, as of 12:01 a.m. C.S.T. on December 1, 1997 (the "Effective Date"). Accordingly, all income generated from operation of the Business on and after the Effective Date will remain with the Company and, indirectly, be for the benefit of Buyer, and adjustments to reflect the distribution of income and liabilities with respect to the Business as contemplated under this Agreement will be made in accordance with the procedures outlined in Exhibit 2.1 attached hereto. Sellers hereby acknowledge that for the period from the Effective Date until the Closing when the physical transfer of certificates evidencing the Shares will actually take place, Sellers will hold such certificates for the benefit of Buyer and such certificates will be deemed delivered as of the Effective Date, subject to the other provisions of this Agreement. If Closing has not occurred by February 16, 1998, then any party not in default hereunder may terminate this Agreement by written notice to the other parties, with or without cause, without further obligation.

                 ARTICLE III. REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLERS

         As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, JGM, JSM, WKM and the Partnership Shareholders hereby jointly and severally represent and warrant to Buyer, which representations and warranties will be true and correct on the date of Closing, as follows:

         3.1 Organization, Qualification and Authority. Company and each of its subsidiaries The National Medical Rentals, Inc. and National I.V., Inc. (collectively, the "Subsidiaries") is a corporation duly organized and validly existing in the State of Arkansas and is in good standing and duly qualified to do business as a foreign corporation in the jurisdictions listed in Exhibit 3.1 attached hereto, which are all of the jurisdictions where the Business is conducted. Company and Subsidiaries have observed and complied with the general corporation law of all jurisdictions in which they do Business, except where the failure to do so would not materially adversely affect the Company, Subsidiaries or their operations. Company and Subsidiaries have full power and authority to own, lease and operate their facilities and Assets (as hereinafter defined) as presently owned, leased and operated and to carry on their business as it is now being conducted. Company owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise other than the Subsidiaries. The Company and the Sellers have the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of each such party hereby, and to take all actions necessary, in their respective capacities, to permit or approve the actions of Company and the Sellers taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Company and the Sellers, have been duly authorized by all necessary action on the part of such parties. No other action, consent or approval on the part of Company, the Sellers or any other person or entity is necessary to authorize due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Company and/or the Sellers, upon due execution and delivery thereof, will constitute the valid and binding obligations of Company and/or the Sellers, as the case may be, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         3.2 Capitalization and Shares Ownership. Except for Sellers, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital Shares or other security of Company. The Shares, being

1,371,600 shares, $.01 par value, of common stock constitute all issued and outstanding securities of Company, are duly authorized, validly issued, fully paid and nonassessable, and are owned free and clear of any liens, charges, encumbrances, security interests, pledges or any other restrictions whatsoever. Company has no outstanding subscriptions, options, warrants, calls, contracts, convertible securities or other instruments, agreements or arrangements of any nature whatsoever under which Company is or may be obligated or compelled to issue any capital stock, security or interest of any kind, or to transfer or modify any right with respect to any capital stock, security or other interest and no person has, nor at the Closing will any person have any preemptive rights, right of first refusal or similar rights with respect to the Shares or any equity interest in Company. At Closing the Company shall be subject to no obligations or liabilities with respect to the preferred stock. Neither Company nor Sellers are parties to any, and there exist no, voting trusts, stockholder agreements, pledge agreements or other agreements relating to or restricting the transferability of any capital stock or equity interests of Company. The Shares have been issued in accordance with all applicable federal and state securities laws. The Company owns all of the outstanding capital stock of the Subsidiaries. The capital stock of the Subsidiaries is duly authorized, validly existing, fully paid and nonassessable and is owned by Company free and clear of any liens, charges, encumbrances, security interests, pledges or any other restrictions whatsoever. There are no outstanding obligations to issue capital stock of the Subsidiaries.

         3.3 Absence of Default. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Company and Sellers will not constitute a violation of, or be in conflict with, will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting Company, Subsidiaries or the Business or rights in the Shares or capital stock of the Subsidiaries, result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Shares or capital stock of the Subsidiaries, or otherwise adversely affect Buyer, Company, Subsidiaries or the Business under: (a) any term or provision of the Charter or Bylaws of Company or Subsidiaries; (b) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Company, Subsidiaries and/or any Seller is a party or by which Company, Subsidiaries any Seller, the Shares or the Assets are bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority; (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Company, Subsidiaries any Seller, the Shares and/or the Assets are subject; or (e) any of Sellers' constituent or governing documents.

         3.4 Financial Statements. Attached hereto as Exhibit 3.4 are true and correct copies of Company's consolidated unaudited balance sheet as of August 31, 1997, and its consolidated unaudited income statement for the year then ended (the "Fiscal Year

Financial Statements"), and, at least ten (10) days prior to Closing, Company will deliver to Buyer for inclusion on Exhibit 3.4 an audited version of the Fiscal Year Financial Statements and the interim consolidated unaudited balance sheet and income statement of the Company for the three (3) month period ended November 30, 1997 (the "Interim Financial Statements" which, with the Fiscal Year Financial Statements, will be referred to as the "Financial Statements"). The Financial Statements are based on the books and records of Company and present fairly, in conformity with generally accepted accounting principles, the financial position of Company on a consolidated basis as of, and the results of its operations for, the periods specified, except that the Interim Financial Statements do not contain all footnotes and adjustments (consisting of normal recurring accruals) required by generally accepted accounting principles. Except as set forth or reflected in the Financial Statements or notes thereto, Company and Subsidiaries have, and as of the Closing will have, no liabilities or obligations that singly or in the aggregate are material.


         3.5 Operations Since August 31, 1997. Since August 31, 1997, other than the cost reduction measures and other items outlined in Exhibit 3.5 attached hereto, there has been no:

                  (1) change in the condition of the Company or Subsidiaries, financial or otherwise, which has, or could reasonably be expected to have, a material adverse effect on any of the Assets, the Business or future prospects of the Business, or results of the operations of the Company or Subsidiaries;

                  (2) loss, damage or destruction of or to any material Asset, whether or not covered by insurance;

                  (3) sale, lease, transfer or other disposition by Company or Subsidiaries of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any portion of the Assets, except in the ordinary course of business consistent with past practice;

                  (4) increase in the compensation payable by Company or Subsidiaries to JGM, JSM, WKM and the Partnership Shareholders or, except in the ordinary course of business consistent with past practice, any employees, directors, independent contractors or agents, or increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, independent contractors or agents of Company or Subsidiaries;

                  (5) cumulative net operating loss incurred in the operation of the Business;

                  (6) issuance or sale by Company or Subsidiaries, or contract or other commitment entered into by Company or Subsidiaries or Shareholders for the issuance or sale, of any shares of capital stock or securities convertible into or exchangeable for capital stock of Company or Subsidiaries;

                  (7) merger, consolidation or similar transaction;

                  (8) security interest, guarantee or other encumbrance, or, other than in the ordinary course of business, obligation or liability, in each case whether absolute, accrued, contingent or otherwise, or whether due or to become due, incurred or paid by Company or Subsidiaries to any person or entity; or the making by Company or Subsidiaries of any loan or advance to, or an investment in, any person or entity;

                  (9) state or local statute, rule, regulation, order or case adopted, promulgated or decided which, to the best knowledge of Company and Individual Shareholders, materially and adversely affects Company, Subsidiaries , the Shares, the Business or the Assets;

                  (10) strike, work stoppage or other labor dispute adversely affecting the Business; or

                  (11) termination, waiver or cancellation of any material rights or claims of Company, or Subsidiaries under contract or otherwise.

         Further, since the Effective Date, neither the Sellers nor any of their family members or Affiliates has received or will receive any compensation, benefits or distributions from Company or Subsidiaries, whether as salary, bonus, fees, dividends, expense reimbursement or any other form of compensation and if any such payments are made, they shall be credited against the cash portion of the Purchase Price payable by Buyer at Closing. Notwithstanding the foregoing, Company may continue to make standard rental payments to MoCo Investment Partnership under the lease agreements included in Contracts, without offset or deduction at Closing.

         3.6 Litigation. Except as disclosed in Exhibit 3.6 attached hereto, no person or party (including, without limitation, any governmental agency) has asserted, or to the best knowledge of the Company or JGM, JSM, WKM or the Partnership Shareholders, has threatened to assert, any claim for any action or proceeding, against Company or Subsidiaries (or any officer, director, employee, agent or shareholder of Company or Subsidiaries) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, or the Americans With Disabilities Act or the Family Medical Leave Act of 1993). Neither Company, Subsidiaries nor Shareholders have received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to the Medicare and Medicaid programs, environmental protection, civil rights, public health and safety and occupational health). Except as set forth in Exhibit 3.6, there are no pending lawsuits, proceedings, actions, arbitrations, governmental investigations or audits, claims, inquiries or proceedings pending or threatened involving Company, Subsidiaries, JGM, JSM, WKM or the Partnership Shareholders, Shares, any of the Assets or the Business. Subject to the provisions of Article X, the claims disclosed in Exhibit 3.6 will not result in any liability to or obligation of Buyer, directly or through the Company or Subsidiaries and will not cause or lead to any lien or encumbrance being placed, created or filed against or upon any of the Shares or Assets.

         3.7 Licenses.

                  (1) Company and Subsidiaries have all material Licenses (as hereinafter defined) necessary or reasonably advisable for Company and Subsidiaries to occupy, operate and conduct the Business, the loss of which could occur without notice and an opportunity to cure, and there exist no waivers or exemptions relating thereto. There is no default on the part of Company or Subsidiaries under any of such Licenses and, to the best knowledge of Company and Individual Shareholders, there exists no grounds for revocation, suspension or limitation of any of such Licenses. Copies of each of such Licenses are attached to and listed on Exhibit 3.7(1) attached hereto. The most recent licensure surveys, deficiency reports and plans of correction related to each of these items has also been included in Exhibit 3.7(1). Company and Subsidiaries are, and at the time of Closing will be, licensed by the regulatory bodies listed on Exhibit 3.7(1). No notices have been received by Company, Subsidiaries or JGM, JSM, WKM or the Partnership Shareholders with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of such Licenses.

                  (2) Company and Subsidiaries are not required to have any certificates of need or similar authorizations in order to operate the Business.

                  (3) Each employee of Company and Subsidiaries has all material Licenses required for each such employee to perform such employee's designated functions and duties for Company in connection with conducting the Business, and there exist no waivers or exemptions relating thereto. To the best knowledge of Company and Subsidiaries and JGM, JSM, WKM or the Partnership Shareholders, there is no default under, nor does there exist any grounds for revocation, suspension or limitation of, any such Licenses.

                  (4) Company and Subsidiaries are duly accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") to operate and conduct the Business. Included in Exhibit 3.7(4) attached hereto are the certificates of accreditation issued by the JCAHO, and copies of the most recent JCAHO accreditation survey report, including a list of deficiencies, if any.

         3.8 Medicare, Medicaid and Other Third-Party Payors.

                  (1) Company and Subsidiaries participate in the Medicare and Medicaid Programs (collectively, the "Programs"). A list of and copies of its existing Medicare and Medicaid contracts, and other documentation evidencing such participation, and other third party payor contracts (collectively, the "Payor Agreements") are included in Exhibit 3.10(2) attached hereto. Company and Subsidiaries are, and will be at the time of Closing, in full compliance with all of the material terms, conditions and provisions of the Payor Agreements.

                  (2) All liabilities and contractual adjustments of Company and Subsidiaries under the Programs and any Payor Agreements have been properly reflected and adequately reserved for in the Financial Statements. Except as set forth in Exhibit 3.8(2) attached hereto: (a) no notice of any offsets against future reimbursements under or pursuant to the Programs or the Payor Agreements has been received by either Company, Subsidiaries or JGM, JSM, WKM or the Partnership Shareholders, nor is there any basis therefor; (b) there are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to recoup past or present reimbursements with respect to the Programs or the Payor Agreements; (c) neither Company nor Subsidiaries have been subject to or threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve (12) months; nor (d) have Company, Subsidiaries or JGM, JSM, WKM or the Partnership Shareholders received notice of any pending, threatened or possible decertification or other loss of participation in, any of the Programs.

         3.9 Title to and Condition of Assets.

                  (1) At Closing the Company or Subsidiaries will own or lease, as specified, all assets, tangible and intangible, real and personal, that historically have been used to operate the Business (collectively, the "Assets"), free and clear of all encumbrances, mortgages, pledges, liens, security interests, obligations and liabilities which Assets will include, without limitation, the following: (i) all right, title and interest in and to all of the real property leased by the Company or Subsidiaries as listed in
Exhibit 3.9(1)(A) attached hereto, and in and to all improvements, fixtures and appurtenances related thereto (collectively, the "Real Estate"); (ii) all equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property reflected on the Financial Statements, including, without limitation, the items listed on
Exhibit 3.9(1)(B) attached hereto, subject to such additions and deletions thereto and replacements thereof as occur in the ordinary course of business (collectively, the "Equipment and Furnishings"); (iii) all inventory of goods and supplies reflected on the Financial Statements, subject to such additions and deletions thereto and replacements thereof as occur in the ordinary course of business (collectively, the "Inventory"); (iv) all accounts and notes receivables (the "Receivables"); (v) all cash, cash equivalents, investments and bank accounts (as listed by name and address of banking institution, account name and account and routing numbers on Exhibit 3.9(1)(C) attached hereto)(the "Cash and Cash Equivalents"), and all prepaid expenses; (vi) all patient, medical, personnel, corporate and other manuals, books and records; (vii) to the full extent transferable, all federal, state and local licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises and waivers thereof necessary or advisable to operate and conduct the Business (collectively, the "Licenses"); (viii) all goodwill, and, to the extent assignable by the Company or Subsidiaries, all warranties, rights and claims;
(ix) contract and leasehold rights and interests arising out of or related to the Business, other than those listed on Exhibit 3.9(1)(D) attached hereto which will be assumed by JGM, JSM, WKM and, as applicable, the individual employees listed on such exhibit; (x) all intangible and intellectual property owned, leased, licensed or utilized in connection with the Business, including without limitation, the names "National Medical Systems," "NMS," "Right at Home," "The National Medical Rentals," "National I.V." and derivatives thereof, to the extent the Company, Subsidiaries or any Shareholder has rights in or to each such name; and (xi) all equity interests in Company and Subsidiaries and all corporate, fiscal and other records pertaining to Company, Subsidiaries or the Business.

                  (2) Except as noted in the Contracts listed in Exhibit 3.10, Company or Subsidiaries are the sole legal and beneficial owner or lessee of the personal property included in the Assets, free and clear of all mortgages, security interests, liens, leases, covenants, options, rights of refusal, restrictions, reservations, defects in the title, encroachments, and other encumbrances. The Assets are all the assets used in the operation of the Business. The Company and Subsidiaries have received no written recommendation from any insurer to repair or replace any of the Assets with which the Company or Subsidiaries have not complied. Seller and Subsidiaries are in possession of all oxygen cylinders leased from third parties including, but not limited to, Air Gas, Inc.

                  (3) Exhibit 3.9(1)(A) attached hereto lists all Real Estate leased by the Company or Subsidiaries and used in connection with the Business. The descriptions of the real estate contained in Exhibit 3.9(1)(A) are accurate and include all real property leased by Company or Subsidiaries and used in connection with the Business. Company and Subsidiaries own no real property. Company or Subsidiaries are in lawful possession as tenant of all of the Real Estate, in each case, except as set forth in leases regarding the Real Estate listed in Exhibit 3.10, free and clear of all mortgages, liens and other encumbrances or restrictions that are related to or impair the Assets, Shares or Business.

                  (4) To the best knowledge of Company and Individual Shareholders, the Equipment and Furnishings perform the functions they are supposed to perform and are otherwise in good working order, ordinary wear and tear excepted.

                  (5) The Inventory is, and on Closing will be, of a quality and quantity previously used by Company and Subsidiaries in the ordinary course of business determined and valued consistent with Company's past practice. The Inventory is properly valued at the lower of cost or market value on a first-in/first-out basis in accordance with generally accepted accounting principles consistently applied. Since the date of the Interim Financial Statements, Company and Subsidiaries have not decreased or substituted items of Inventory other than in the ordinary course of business.

                  (6) All motor vehicles used in the Business, whether owned or leased, are listed in Exhibit 3.9(1)(B) attached hereto, and, to the best knowledge of the Individual Shareholders, are properly licensed and registered in accordance with applicable law.

                  (7) All material trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefor, whether registered or at common law (collectively, the "Intellectual Property"), owned by Company or Subsidiaries are listed and described in Exhibit 3.9(7) attached hereto. No proceedings have been instituted or are pending or, to the best knowledge of Company and Individual Shareholders, threatened which challenge the validity of the ownership by Company or Subsidiaries of any such Intellectual Property. Company and Subsidiaries have not licensed anyone to use any such Intellectual Property and neither Company, Subsidiaries nor JGM, JSM, WKM or the Partnership Shareholders have any knowledge of the use or the infringement of any of such Intellectual Property by any other person. Company and Subsidiaries own or possess adequate and enforceable licenses or other rights to use all such Intellectual Property now used in the conduct of the Business.

         3.10 Contracts.

                  (1) Exhibit 3.10 attached hereto sets forth a complete and accurate list of all contracts, including the Payor Agreements, agreements, purchase orders, leases, subleases, employment and non-competition agreements, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Business, Shares or any Asset or any interest therein, other than Payor Agreements providing for payments of less than $25,000 per year, and agreements pertaining to either the lease and/or maintenance of standard office equipment used in the operation of the Business or cleaning services which agreements are terminable by the Company or Subsidiaries on not more than sixty (60) days' notice without penalty (collectively, the "Contracts"). Complete copies of all written Contracts and written summaries of key terms of all oral Contracts have been previously provided to Buyer.

                  (2) None of the Contracts has been modified, amended, assigned or transferred and each is in full force and effect. No event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Contracts. To the best knowledge of JGM, JSM, WKM or the Partnership Shareholders there are no counterclaims or offsets under any of the Contracts.

                  (3) Except as set forth in Exhibit 3.10 attached hereto, there does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Contracts (except for those that result from or relate to leased Assets). No purchase commitment by Company or Subsidiaries is in excess of Company's or Subsidiaries ordinary business requirements.

         3.11 Environmental Matters.

                  (1) Hazardous Substances. As used in this Section 3.11, the term "Hazardous Substances" means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in Paragraph 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as such term is defined herein), and any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammables and explosives.

                  (2) Compliance with Laws and Regulations. All operations or activities on, and any use or occupancy of, the Real Estate by Company, any Affiliates of Company (wherein the term "Affiliates" will mean any person or entity controlling, controlled by or under common control at any time with Company, and the term "control" will mean the power, directly or indirectly to direct the management or policies of such person or entity), and any agent, contractor or employee of any agent or contractor of Company or its Affiliates ("Agents"), is and has been in compliance with any and all laws, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "Environmental Laws"), including but not limited to the release, emission, discharge, storage and removal of Hazardous Substances. The Company, Affiliates and Agents have kept the Real Estate free of any lien imposed pursuant to Environmental Laws. To the knowledge of Company and JGM, JSM, WKM and the Partnership Shareholders, all prior owners, operators and occupants of the Real Estate complied with Environmental Law. Except as set forth in Exhibit 3.11, and except for uses and storage or presence of Hazardous Substances reasonably necessary or incidental to the customary operation of a business similar to the Business, as appropriate which, if required, was duly licensed or authorized by appropriate governmental authorities or otherwise permitted by Environmental Law, and which complies with Environmental Law:

                           (a) Neither Company nor its Affiliates or Agents have
allowed the use, generation, treatment, handling, manufacture, voluntary transmission or storage of any Hazardous Substances on the Real Estate, nor, to the knowledge of Company or JGM, JSM, WKM and the Partnership Shareholders, has the Real Estate ever been used for any of the foregoing.

                           (b) Neither Company nor its Affiliates or Agents have
installed or permitted to be installed, on the Real Estate friable asbestos or any substance containing asbestos in condition or amount deemed hazardous by Environmental Law.

                           (c) Company has not at any time engaged in or
permitted any dumping, discharge, disposal, spillage or leakage (whether legal or illegal, accidental or intentional) of such Hazardous Substances on the Real Estate that would subject the Real Estate or Buyer to clean-up obligations imposed by governmental authorities.

                           (d) Neither Company nor, to the knowledge of Company
and JGM, JSM, WKM and the Partnership Shareholders, any present owner of the Real Estate (i) has either received or been issued a notice, demand, request for information, citations, summons or complaint regarding an alleged failure to comply with Environmental Law, or (ii) is subject to any existing, pending, or, to the knowledge of Company or JGM, JSM, WKM and the Partnership Shareholders, threatened investigation or inquiry by any governmental authority for noncompliance with, or any remedial obligations under Environmental Law, and there are no circumstances known to Company or Individual Shareholders which could serve as a basis therefor. The Company has not assumed any liability of a third party for clean-up under or noncompliance with Environmental Law.

                           (e) Neither the Company nor its Affiliates or Agents
have transported or arranged for the transportation of any Hazardous Substances to any location which is listed or, to the knowledge of Company and Individual Shareholders, proposed for listing under Environmental Law or is the subject of any enforcement action, investigation or other inquiry under Environmental Law.

                  (3) Other Environmental Matters. To the knowledge of Company and JGM, JSM, WKM and the Partnership Shareholders, there are no underground storage tanks on any portion of the Real Estate, the Real Estate is free of dangerous levels of naturally-emitted radon, and no portion of the Real Estate has ever been used as a landfill. Company has furnished to Buyer a copy of any environmental audit, study, report or other analysis on the Real Estate which Company or its Affiliates obtained or was furnished.

         3.12 Miscellaneous Representations Relating to Real Estate.

                  (1) No part of the Real Estate is currently subject to condemnation proceedings, and, to the best knowledge of Company and JGM, JSM, WKM and the Partnership Shareholders, no condemnation or taking is threatened or contemplated. Except as set forth in Exhibit 3.12 attached hereto, there are no public improvements which may result in special assessments against or otherwise affect the Real Estate. There are no facts known to either Company or JGM, JSM, WKM and the Partnership Shareholders that would materially interfere with the possession, use or occupancy of the Real Estate.

                  (2) None of the Real Estate is in violation of any zoning, public health, building code or other similar laws applicable thereto or to the ownership, occupancy and/or operation thereof, nor do there exist any waivers or exemptions relating to the Real Estate with respect to any non-conforming use or other zoning or building codes matters, except where any such violation or loss of any such waiver or exemption would not have a material adverse effect on the Business. Company and Subsidiaries are not required to pay any ad valorem taxes with respect to the Real Estate. Company and Subsidiaries have all material easements and rights necessary to continue operation of the Business

                  (3) All utilities serving the Real Estate are adequate to operate the Real Estate in the manner it is currently operated and any associated charges accrued to date have been fully paid or reflected in the Financial Statements. Except for such as do not have a material adverse effect on the Business: (a) there are no encroachments upon the Real Estate and no encroachment of any improvements to the Real Estate onto adjacent property; and
(b) none of the improvements to the Real Estate violate set-back, building or side lines, nor do they encroach on any easements located on the Real Estate.

         3.13 Company Employees.

                  (1) Exhibit 3.13 attached hereto sets forth: (a) a complete list of all of the Company's and Subsidiaries' employees, (b) their respective rates of pay, (c) the employment dates and job titles of each such person, and
(d) categorization of each such person as a full-time or part-time employee of Company or Subsidiaries. For purposes of this Section, "part-time employee" means an employee who is employed for an average of fewer than twenty hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C. ss.2102 et seq. Except as provided in Exhibit 3.10, Company and Subsidiaries have no written employment agreements with their employees and no oral employment agreement which either will survive the closing or are not terminable on sixty (60) days notice without penalty, and all such employees are employed on an "at will" basis. Exhibit 3.13 also (a) lists, and has attached copies or summaries of all employee fringe benefits and personnel policies, and (b) lists all former employees of Company or Subsidiaries utilizing or eligible to utilize

COBRA (health insurance). Subject to the provisions of Article X, JGM, JSM, WKM and the Partnership Shareholders agree, jointly and severally, to indemnify and hold Buyer, Company and Subsidiaries harmless from and against any and all claims of employees, whenever made, relating to their employment by Company or Subsidiaries prior to the Effective Date and, if caused by the willful misconduct or gross negligence of any Individual Shareholder, from the Effective Date through Closing. Company and Subsidiaries have adequately accrued (or will adequately accrue) all salaries and wages, related payroll taxes and all sick leave, holiday, vacation benefits, retirement and other fringe benefits that have accrued to Company and Subsidiaries employees through the date of Closing including related payroll taxes.

                  (2) Company or Subsidiaries are not a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates Company or Subsidiaries to compensate employees at prevailing rates or union scale, nor are any of their employees represented by any labor union or organization. There is no pending or, to the best knowledge of Company and JGM, JSM, WKM and the Partnership Shareholders, threatened labor dispute, work stoppage, strike, suit, action, proceeding, order, investigation or claim between or relating to Company or Subsidiaries and any present or former employee(s) of Company or Subsidiaries. To the best knowledge of Company and JGM, JSM, WKM and the Partnership Shareholders, there has not been any labor union organizing activity at any location of Company or Subsidiaries, or elsewhere, with respect to their employees within the last three (3) years.

                  (3) Each officer and employee of Company and Subsidiaries at the level of branch manager or higher has executed an employment agreement substantially in the form attached hereto as Exhibit 3.13(3).

         3.14 Employee Benefit Plans.

                  (1) Exhibit 3.14 attached hereto contains a true, accurate and complete list of each (a) "employee welfare benefit plan" (as defined in Paragraph 3(1) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA")) maintained by Company or Subsidiaries or to which Company or Subsidiaries contribute or are required to contribute, and (b) "employee pension benefit plan" (as defined in Paragraph 3(2) of ERISA) maintained by Company or Subsidiaries, to which Company or Subsidiaries contribute or are required to contribute, or which covered employees of Company or Subsidiaries during the period of their employment with any predecessor of Company or Subsidiaries, including any multi-employer pension plan as defined under Internal Revenue Code of 1986, Paragraph 414(f) (such employee welfare benefit plans and pension benefit plans being hereinafter collectively referred to as the "Benefit Plans"). Copies of all Benefit Plans have previously been provided to Buyer.

                  (2) Liabilities. There are no unfunded liabilities under any Benefit Plan. Neither Buyer, Company nor Subsidiaries will be liable or responsible for any debt, obligation, responsibility or liability under any such plans. Subject to the provisions of Article X, JGM, JSM, WKM and the Partnership Shareholders hereby assume joint and several liability under such plans for all claims due and unpaid thereunder, whether or not incurred, paid or presented before Closing.

         3.15 Insurance. Company and Subsidiaries have in effect and have for at least five (5) years continuously maintained insurance coverage for all of their operations, personnel and assets, and for the Assets and the Business. A complete and accurate list of all current insurance policies is included in
Exhibit 3.10. Exhibit 3.15 attached hereto sets forth a summary of current insurance coverage (listing type, carrier and limits), includes a list of any pending insurance claims relating to Company, Subsidiaries or Business, and includes a recent three-year claims history relating to Company, Subsidiaries and the Business as prepared by the applicable insurance carrier(s). Subject to the provisions of Article X, JGM, JSM, WKM and the Partnership Shareholders agree, jointly and severally, to indemnify and hold Buyer, Company and Subsidiaries harmless from and against such pending insurance claims to the extent such claims are not satisfied by Company's or Subsidiaries' insurance policies. Company and Subsidiaries are not in default or breach with respect to any provision contained in any such insurance policies nor have Company or Subsidiaries failed to give any notice or to present any claim thereunder in due and timely fashion except where a default, breach or failure to notify or present would not affect Company's or Subsidiaries' ability to collect under such policies. Workman's compensation premiums paid or accrued by Company and Subsidiaries for the last two (2) years are adequate.

         3.16 Conflicts of Interest. Except as set forth in Exhibit 3.16 attached hereto, none of the following is either a supplier of goods or services to Company or Subsidiaries, or directly or indirectly controls or is a director, officer, employee or agent of any corporation, firm, association, partnership or other business entity that is a supplier of goods or services to Company or
Subsidiaries: (a) any Seller, (b) any director or officer of Company, or (c) any entity under common control with Company or controlled by or related to any Sellers.

         3.17 Compliance with Healthcare and Other Laws. Neither Company, Subsidiaries nor JGM, JSM, WKM or the Partnership Shareholders have made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for Company or Subsidiaries which action could have a material adverse effect on the Business. No bulk sales or similar statute applies to the transactions contemplated under this Agreement. None of the Contracts and no activity of Company, Subsidiaries or Individual Shareholders violates Paragraph 1877 of the Social Security Act or any similar provision of applicable state law in any material respect. None of the Contracts violates provisions of applicable state law relating to the corporate practice of medicine in any material respect. Company and Subsidiaries are in compliance (without obtaining waivers, variances or extensions) with all federal, state and local laws, rules and regulations which relate to the operations of the Business, except where the failure to be in compliance would not have a material adverse effect on the Business. All Certificates of Medical Necessity filed by the Company or Subsidiaries have been properly completed, executed and filed in compliance with all applicable laws, rules and regulations. All healthcare, tax and other returns, reports, plans and filings of any nature required to be or otherwise filed by Company, Subsidiaries or the Sellers with any governmental authorities or third party payors have been properly completed, except where the failure to be so completed or filed could not have a material adverse effect on the Business, and timely filed in compliance with all applicable requirements. Each return, report, plan and filing contains no materially untrue or misleading statements and does not omit anything which could cause it to be misleading or inaccurate in any material respect.

         3.18 WARN Act. Since ninety (90) days prior to Effective Date, Company and Subsidiaries have not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

         3.19 Tax Returns; Taxes. Company and Subsidiaries have filed all federal, state and local tax returns and tax reports required by such authorities to be filed as of the time of Closing. Company and Subsidiaries have paid or properly accrued on its Financial Statements all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due as of the time of Closing (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any governmental authority. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the best knowledge of Company and JGM, JSM, WKM and the Partnership Shareholders, threatened against Company or Subsidiaries by any governmental authority; and Company and Subsidiaries have not been granted any extension of the limitation period applicable to any tax claims.

         3.20 No Omissions or Misstatements. None of the information included in this Agreement and Exhibits hereto, or other documents furnished or to be furnished pursuant to the terms of this Agreement by JGM, JSM, WKM or the Partnership Shareholders, Company or Subsidiaries, or any of their representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any Exhibit hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.

         3.21 Representations and Warranties of the Trust Shareholders. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, each of the Trust Shareholders hereby severally, but not jointly, represents and warrants to Buyer, only with respect to such Trust Shareholder except as otherwise specifically set forth herein, which representations and warranties, except for those representations and warranties which speak as of a specific date of dates, will be true and correct on the date of Closing, as follows:

                  (1) Full Power and Authority. The Trust Shareholders have the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of the Trust Shareholders, and to take all actions necessary, in its capacity, to permit or approve the actions of Company and the Trust Shareholders taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith. This Agreement and all other agreement and documents executed in connection herewith by the Trust Shareholders, have been duly authorized by all necessary action on the part of such party. No other action, consent or approval on the party of the Trust Shareholders or, to the knowledge of the Trust Shareholders, any other person or entity, is necessary to authorize due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by the Trust Shareholders. This Agreement and all other agreements and documents executed in connection herewith by the Trust Shareholders, upon due execution and delivery thereof by all other indicated signatories, will constitute the valid and binding obligations of the Trust Shareholders enforceable in accordance with their respective terms, except as enforcement my be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

                  (2) Capitalization and Share Ownership. Except for Sellers, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital Shares or other security of Company. The Shares owned by the Trust Shareholders, as indicated on the signature page hereof, together with all other Shares listed thereon, constitute all issued and outstanding common stock of Company, and have been duly authorized, validly issued, and are fully paid and nonassessable. The Trust Shareholders own the indicated Shares free and clear of any liens, charges, encumbrances, security interests, pledges or any other restrictions whatsoever. At Closing, to the knowledge of the Trust Shareholders, Company will have no outstanding subscriptions, options, warrants, calls, contracts, convertible securities or other instruments, agreements or arrangements of any nature whatsoever under which Company is or may be obligated or compelled to issue any capital stock of the Company, security or interest of any kind, or to transfer or modify any right with respect to any capital stock, security or other interest, and the Trust Shareholders have no preemptive rights, right of first refusal or similar rights with respect to acquire other Shares or any equity interest in Company. Neither Company nor the Trust Shareholders, nor to the knowledge of the Trust Shareholders, any other shareholders of Company, is a party to any, and there exist no, voting trusts, shareholder agreements, pledge agreements or other agreements relating to or restricting the transferability of any shares of the Shares or equity interests of Company. To the knowledge of the Trust Shareholders, the Shares owned by the Trust Shareholders have been issued in accordance with all applicable federal and state securities laws.

                  (3) Absence of Default. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by the Trust Shareholders will not constitute a violation of, or be in conflict with, will not, with or without the giving of notice or the passage of time, or both, result to the knowledge of the Trust Shareholders in a breach of, constitute a default under, create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting Company or its Business or rights in the Shares, result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Shares owned by the Trust Shareholders, or otherwise adversely affect Buyer, Company or the Business under: (a) to the knowledge of the Trust Shareholders, any term or provision of the Charter or Bylaws of Company; (b) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which any Trust Shareholder is a party or by which any Trust Shareholder is bound; (c) to the knowledge of any Trust Shareholder, any judgment, decree, order, regulation or rule of any court or regulatory authority;(d) to the knowledge of the Trust Shareholders, any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Company or any Trust Shareholder or their Shares are subject; or (e) any of the constitute documents of the Trust Shareholders.


               ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Sellers and Company to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Sellers and Company, which representations and warranties will be true and correct on the date of Closing, as follows:

         4.1 Organization, Qualification and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Buyer has the full corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereunder. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, will constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         4.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to the existing credit agreement of Buyer's parent) under: (a) any term or provision of the Charter or Bylaws of Buyer; (b) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

         4.3 SEC Reports. Prior to Closing, Buyer will furnish to Shareholders true and complete copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, and its proxy materials for the most recently held annual meeting of shareholders (collectively, the "SEC Reports") as such reports were filed with the Securities and Exchange Commission. The SEC Reports, at the time they were filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since September 30, 1997, there has been no material adverse change in the operation of the business of the Buyer or its parent, taken as a whole, which would necessitate any filings with the Securities and Exchange Commission modifying the SEC reports.

                         ARTICLE V. COVENANTS OF PARTIES

         5.1 Preservation of Business and Assets. From the date of this Agreement until Closing, Company, JGM, JSM, WKM and the Partnership Shareholders will use their reasonable best efforts and will do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the operation of the Business and Assets as a going concern consistent with prior practice and not other than in the ordinary course of business, to preserve, protect and maintain for Buyer the goodwill of the suppliers, employees, clientele, patients and others having business relations with Company, Subsidiaries or the Business. Company will use its best efforts to retain its employees in their current positions up to Closing. Buyer acknowledges that the foregoing covenants are subject to the cost reduction measures specified in
Exhibit 3.5. Until termination of this Agreement, Company, Subsidiaries and Sellers will not sell, transfer or pledge, or negotiate the sale, transfer or pledge of, either any of the Assets or Shares or any other security of Company or Subsidiaries, nor merge or consolidate with any other entity; neither Company, Subsidiaries nor Sellers will solicit any inquiries, proposals or offers relating to any such transactions; and such parties will promptly notify Buyer orally, and confirm in writing, of all relevant details relating to inquires, proposals or offers which either may receive relating to any such matters. From the Effective Date until Closing, subject to the provisions of
Section 1.4 and the last paragraph of Section 3.5, Company and Subsidiaries will pay no dividend, and will make no distribution or extraordinary payment to Sellers or any third party or pay any intercompany payable and, other than in the ordinary course of business, Company and Subsidiaries will not sell, discard or dispose of any of the Assets. Except in the ordinary course of business, none of the Contracts will be amended in any material respect between the date hereof and Closing without the prior written consent of Buyer, and Company and Subsidiaries will not enter into any new material contract, commitment or other transaction with respect to the Business or the Assets without the prior written consent of Buyer. From the Effective Date until Closing, Company, Subsidiaries and any party in possession of all or any part of the Assets will maintain and keep the Assets in a sanitary, well-maintained condition and in good order and repair. Buyer, Company and JGM, JSM, WKM and the Partnership Shareholders shall use their best efforts to facilitate the consummation of the transactions contemplated under this Agreement.

         5.2 Books and Records.

                  (1) From the date hereof until the Closing, Company and Subsidiaries will maintain their books of account in the usual, regular and ordinary manner on a basis consistent with prior years and will make no change in its accounting methods or practices.

                  (2) Until Closing, Company, Subsidiaries and JGM, JSM, WKM and the Partnership Shareholders will give to Buyer, during normal business hours and upon reasonable notice, reasonable access to all of Company's offices, properties, books, contracts, commitments, records and affairs relating to the Shares, Assets or the Business so that Buyer may inspect and audit them, provided that Buyer shall not interfere with the day to day conduct of the Company's business, and Company will furnish to Buyer a copy of all documents and information concerning the properties and affairs of Company, Subsidiaries, the Business, Shares or the Assets as Buyer may reasonably request. If any such books, records and materials are in the custody of third parties, Company and JGM, JSM, WKM and the Partnership Shareholders will use their best efforts to cause such third parties to promptly provide them to Buyer. All direct, documented out-of-pocket expenses reasonable incurred by Company and associated with the copying and delivery of documents for the sole purpose of a financial audit by Buyer will be reimbursed by Buyer.

                  (3) Following the Closing, Buyer will permit Sellers, during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Business which relate to transactions or events occurring prior to the Closing. All out-of-pocket costs associated with the delivery or copying of the requested documents will be paid by the Sellers who request them.

                  (4) Following the Closing, Sellers will permit Buyer to have access to, and examine and make copies of, any books and records relating to the Business, Shares or Assets which Sellers are required by law to retain, if any, and which relate to transactions or events occurring prior to the Closing. For a period of seven (7) years after the Closing, Sellers agree that, prior to the destruction or disposition of any such books or records, Sellers will provide not less than thirty (30) days', nor more than ninety (90) days', prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents or records, it may do so by notifying Sellers in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Sellers will not destroy such documents or records and the parties will then promptly arrange for the delivery of such documents or records to Buyer, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents or records will be paid by Buyer.

                  (5) The JGM, JSM, WKM and the Partnership Shareholders will use reasonable efforts to cause Company's accounting firm to cooperate with Buyer and, as applicable, consent to the inclusion of the audited Financial Statements in any registration statements, private placement memoranda, and periodic reports, if any, necessary or appropriate in order to enable Buyer or its Affiliates to comply with any applicable registration or reporting requirements of federal or state securities laws. After Closing, to the extent they possess any of same, JGM, JSM, WKM and the Partnership Shareholders will make the books and records of Company and Subsidiaries available to Buyer and will otherwise cooperate with Buyer in order to permit Buyer, at its expense, to conduct an audit of Company's and Subsidiaries' financial statements for any period prior to Closing not already audited. JGM, JSM, WKM and the Partnership Shareholders agree to cooperate with Buyer in Buyer's preparation of financial statements relating to such periods and Buyer's filing in a timely manner of registration statements, private placement memoranda and periodic reports, if any, pursuant to any applicable federal or state securities law.

         5.3 Preserve Accuracy of Representations and Warranties. Each of Sellers, Subsidiaries and Company will refrain from taking any action which would render any representation and warranty contained in Article III untrue, inaccurate or misleading as of Closing. JGM, JSM, WKM and the Partnership Shareholders and Company will promptly notify Buyer of any lawsuit, claim, audit, investigation, administrative action or other proceeding asserted or commenced against Company, Subsidiaries or its directors, officers, or Sellers, that may involve or relate in any way to Company, Subsidiaries, the Assets, Shares, Sellers or the operation of the Business. Each Seller and Company will promptly notify Buyer of any facts or circumstances that come to its attention and that cause, or through the passage of time may cause, any of Sellers' or Company's representations, warranties or covenants to be untrue or misleading at any time from the date hereof through Closing

         5.4 Broker's or Finder's Fee. Neither Buyer, Company, Subsidiaries nor any Seller has employed or is liable for the payment of any fee to any finder, broker, government official or similar person in connection with the transactions contemplated under this Agreement.

         5.5 Indebtedness; Liens. Other than in the ordinary course of business in accordance with past practice, and as reflected in the Financial Statements, from the Effective Date through Closing Company and Subsidiaries will not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, mortgage, right or other encumbrance in any of the Assets, without Buyer's prior written approval. At Closing, the Shares, Assets and capital stock of the Subsidiaries will be free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of first refusal, restrictions, reservations, defects in title, encroachments or other encumbrances, except as set forth in those Contracts which are to be retained by Company, and Sellers will deliver to Buyer such pay-off letters, releases, U.C.C. termination statements and other documents as Buyer may reasonably request to evidence the same.

         5.6 Compliance with Laws and Regulatory Consents. From the date hereof through Closing, (a) Company and Subsidiaries will comply with all applicable statutes, laws, ordinances and regulations, (b) Company and Subsidiaries will keep, hold and maintain all material Licenses necessary or advisable for the Business and operation of the Assets, (c) Sellers, Subsidiaries and Company will use their reasonable efforts and will cooperate fully with Buyer to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated by this Agreement, and (d) Sellers, Subsidiaries and Company will make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable on their part under all applicable laws and under their respective contracts, agreements and commitments in order to consummate the transactions contemplated under this Agreement.

         5.7 Maintain Insurance Coverage. From the date hereof through Closing, JGM, JSM, WKM and the Partnership Shareholders will cause Company and Subsidiaries to maintain in full force and effect the existing insurance on the Assets and the operations of the Business and will provide at Closing written evidence satisfactory to Buyer that such insurance continues to be in effect, that all premiums due have been paid, and that Buyer has been named additional named insured since the Effective Date. JGM, JSM, WKM and the Partnership Shareholders will cause the Company's and Subsidiaries' worker's compensation policy to be canceled effective as of the date of Closing, and Buyer will obtain worker's compensation for the Company beginning as of the Closing.

         5.8 Medicare and Medicaid Reporting. From the Effective Date and through Closing, Company and Subsidiaries will adequately accrued or reserve for all liabilities for contractual adjustments, discounts, refunds and other offsets in connection with such reports. Shareholders will be entitled to receive any refund or other benefit which may result for the filing of said reports and claims for operations up to the Effective Date, and Buyer will likewise be so entitled beginning on the Effective Date. If, following Closing, Company or Subsidiaries suffer any offsets which are not expressly reflected or reserved in the Interim Financial Statements and which offsets are against any reimbursement under any third-party payor or reimbursement programs due to Buyer, Subsidiaries or Company relating to the periods on or prior to the Closing, then JGM, JSM, WKM and the Partnership Shareholders, subject to the provisions of Article X, will immediately pay to Company the amounts offset, with interest at a rate equal to seven percent (7%) per annum; provided, however that Buyer will bear the risk of offset as to operations from the Effective Date through Closing so long as such offsets are not caused by the wilful acts or omissions, or negligence, of JGM, JSM, WKM and the Partnership Shareholders, Subsidiaries, Company and/or their respective employees, representatives or agents. The interest will accrue from the date of offset by the third party until the date paid by JGM, JSM, WKM and the Partnership Shareholders to Company.

         5.9 Current Return Filing. JGM, JSM, WKM and the Partnership Shareholders will be responsible for the preparation and filing of all federal, state and local income tax and gross receipts and use tax returns of Company and Subsidiaries which are due on or before Closing. Buyer will be responsible for the preparation and filing of all such returns which relate to periods beginning subsequent to Closing. Buyer's and JGM, JSM, WKM and the Partnership Shareholders' accountants will cooperate in the preparation of such returns for the stub period ending on the date of Closing (the "Stub Returns"), and each party will pay the fees and expenses of its respective accountants. JGM, JSM, WKM and the Partnership Shareholders' accountants will complete the Stub Returns and deliver them to Buyer's accountants for review at least fifteen (15) days prior to the applicable required filing dates. During such fifteen (15) day period, Buyer's accountants may review and comment on the Stub Returns. The Stub Returns will not be filed until approved by both accounting firms. The Stub Returns, as filed, will establish an effective tax rate for the Stub Period. This effective tax rate will be applied to the taxable income of the Company for the period from September 1, 1997 through November 30, 1997 to establish the aggregate tax liability which is the responsibility of JGM, JSM, WKM and the Partnership Shareholders (the "Shareholders' Tax Liability"). If the Shareholders' Tax Liability exceeds the tax liability of Company and Subsidiaries' recorded on the Interim Financial Statements, then subject to the provisions of Article X, JGM, JSM, WKM and the Partnership Shareholders will, jointly and severally, pay the shortfall to Buyer within ten (10) days of the date of the filing of the Stub Returns.

         5.10 Financial Analysis. Buyer covenants to provide Sellers all information which Sellers feel relevant to their decision to accept the form of Purchase Price stipulated in Section 1.2, exclusive of confidential and/or proprietary information which Buyer in good faith determines is not relevant to Sellers' determination. Sellers represent that they possess, with their financial advisors (if any), the financial and business experience to make an informed decision regarding the form of the Purchase Price and the financial means to bear the economic risk of the same. The representations, warranties and covenants contained in this Agreement are not to be deemed acknowledgments by any party that any portion of the Purchase Price constitutes a "security" as defined in either the Security Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

         5.11 Hart-Scott-Rodino Filing. Sellers and Company will (with the assistance of the Buyer if and when required) timely and promptly make, and Buyer will cause its "ultimate parent" (with the assistance of Sellers and Company if and when required) to timely and promptly make, all filings which are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Antitrust Improvements Act"). The parties will use their best efforts to obtain the approval of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as the case may be, to the purchase of the Shares by Buyer or the lapse prior to the Closing Date of the waiting period under the Antitrust Improvements Act without the commencement of litigation, or threat thereof, by the appropriate governmental enforcement agency to restrain the transactions contemplated under this Agreement.

         5.12 Termination of Participation in Benefit Plans; Buyer Responsibility Post-Closing. JGM, JSM, WKM and the Partnership Shareholders will cause the Company and Subsidiaries to take all necessary action prior to Closing to cease to be a participating employer under any Benefit Plan, to ensure that the benefit Plans are in compliance with all applicable laws and to ensure that the transactions contemplated by this Agreement will not cause the disqualification of the benefit Plans. Buyer shall be responsible for providing employee benefits for all employees of Company and Subsidiaries who continue with the Company or Subsidiaries after Closing, pursuant to Buyer's employee benefit plans, on terms and conditions substantially equivalent to those provided for Buyer's employees similarly situated, except where otherwise contemplated by this Agreement.

         5.13 Regulatory Approvals. Buyer will use reasonable efforts to obtain prior to Closing: (a) certification for participation in the Medicaid Programs of the states where the Business is conducted, (b) certification from the appropriate agency of the federal government for participation in the federal Medicare Program, and (c) all other governmental consents, licenses, permits, approvals, provider contracts, determinations or certificates of need necessary in the judgment of Buyer to acquire the Shares and operate the Assets and Business as contemplated hereunder.

         5.14 Reserves. Company and Subsidiaries shall, prior to Closing adjust the reserve accounts identified on Exhibit 5.14 attached hereto to the respective amounts shown on Exhibit 5.14.

         5.15 Litigation. With respect to litigation ongoing at Closing (the "Claims"), Buyer, on the one hand, and Sellers, on the other hand, shall each appoint one agent (the "Agents") for the management and disposition of the Claims. Neither Buyer, Company nor Sellers shall compromise, settle, resolve or otherwise dispose of any Claims without the prior unanimous approval of the Agents. In the event the Agents are unable to agree as to the appropriate disposition of a Claim, the parties shall each appoint one arbitrator, those arbitrators shall mutually appoint a third arbitrator, and the three arbitrators shall resolve the issue(s) in dispute.

             ARTICLE VI. COMPANY'S AND SELLERS' CONDITIONS TO CLOSE

         The obligations of Company and Sellers under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Company or Sellers, in whole or in part):

         6.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement and in any certificate or document delivered pursuant hereto will be deemed to have been made again at the Closing and will then be true in all respects. Buyer will have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         6.2 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body will have been instituted or threatened to restrain or prohibit the transactions hereunder contemplated, and no governmental agency or body or other entity will have taken any other action or made any request of Company, Sellers or Buyer as a result of which Company or Sellers reasonably and in good faith deem that to proceed with the transactions hereunder may constitute a violation of law. The waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated under this Agreement will have lapsed or been terminated.

         6.3 Order Prohibiting Transaction. No order will have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court will have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal, or (b) otherwise preventing consummation of such transactions. There will have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably result, directly or indirectly, in any of the consequences referred to in this Section.

                    ARTICLE VII. BUYER'S CONDITIONS TO CLOSE

         The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer, in whole or in part):

         7.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Sellers and Company contained in this Agreement (including the Exhibits hereto) and in any certificate or document delivered pursuant hereto will be deemed to have been made again at the Closing and will then be true in all respects. Company and Sellers will have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

         7.2 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body will have been instituted or threatened to restrain or prohibit the transactions hereunder contemplated, and no governmental agency or body or other entity will have taken any other action or made any request of Company, Sellers or Buyer as a result of which Buyer reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law. The waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated under this Agreement will have lapsed or been terminated.

         7.3 No Material Adverse Change; U.C.C. Searches; etc. Company and Subsidiaries shall not have suffered a material adverse change with respect to their Business, Assets, financial condition or results of operation between the date of the Interim Financial Statements and the Closing Date, and JGM, JSM, WKM and the Partnership Shareholders, Company and Subsidiaries shall have furnished a certificate to Buyer to such effect. Company, Subsidiaries and Sellers will have delivered to Buyer, at Sellers' expense, all U.C.C. financing statements, local and central and federal and state pending litigation, tax lien and judgment searches, with respect to Company and Subsidiaries, including all "DBA's," trade names and fictitious names of Company and Subsidiaries, dated no more than ten (10) days prior to Closing, reflecting confirmation, to Buyer's reasonable satisfaction, of Company's and Sellers' representations, warranties and covenants made in this Agreement.

         7.4 Order Prohibiting Transaction. No order will have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court will have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal or (b) otherwise preventing consummation of such transactions. There will have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably result, directly or indirectly, in any of the consequences referred to in this Section.

         7.5 Lease Amendments. Those certain lease agreements with MoCo Investment Partnership regarding Real Estate located in Hot Springs and Springdale, Arkansas will be amended in a manner reasonably acceptable to Buyer to stipulate that Buyer may cancel either lease agreement at any time upon thirty (30) days' written notice without penalty or further obligation.


                    ARTICLE VIII. OBLIGATIONS OF COMPANY AND
                               SELLERS AT CLOSING

         At Closing, Company and Sellers will deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:

         8.1 Documents Relating to Title. Sellers will execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Buyer:

                  (1) Share certificates, registered in the name of the Sellers, duly endorsed by Sellers or with stock powers attached, representing all of the Shares.

                  (2) The resignation of each member of the Board of Directors and each officer of Company and Subsidiaries effective as of the Closing.

         8.2 Possession. Company will deliver to Buyer full possession and control of the Shares, Business, capital stock of Subsidiaries and Assets.

         8.3 Opinion of Counsel. Sellers will deliver to Buyer a favorable opinion of counsel, dated as of Closing, in the form attached hereto as Exhibit 8.3.

         8.4 Corporate Good Standing and Corporate Resolution. Sellers will deliver to Buyer certificates of good standing from the Secretary of State of Company's and Subsidiaries' state of organization, and from each jurisdiction in which Company or Subsidiaries are qualified to do business, certified copies of the Bylaws and Charter of Company and Subsidiaries, and a certified copy of the resolutions of the Board of Directors of Company and as applicable, shareholders, authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by it, including all instruments required hereunder, sufficient in form and content to meet the requirements of the law of the State of Company's incorporation relevant to such transactions and certified by officers of Company to be validly adopted and in full force and effect and unamended as of Closing.

         8.5 Closing Certificate. Company will deliver to Buyer a certificate of an officer of Company and of Sellers, dated as of Closing, certifying that (a) each covenant and obligation of Company and Sellers has been complied with, and
(b) each representation, warranty and covenant of Company and Sellers is true and correct in all respects at the Closing as if made on and as of the Closing.

         8.6 Third Party Consents. Sellers will deliver to Buyer by Closing all consents, estoppels, approvals, releases, pay-off letters, U.C.C. termination statements and other filings, and authorizations of third parties that Buyer reasonably believes are necessary or advisable for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereunder, including but not limited to releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Shares or Assets as specified hereby.

         8.7 Confidentiality and Employment Agreements. Sellers will deliver to Buyer each of the agreements described in Sections 7.5.

         8.8 Closing Statement. Sellers and Company will, along with Buyer, execute a Closing Statement setting forth the Purchase Price and various adjustments thereto.

         8.9 Additionally Requested Documents; Post-Closing Assistance. At the reasonable request of Buyer at Closing and at any time or from time to time thereafter, Sellers will (a) cooperate with Buyer to put Buyer in actual possession and operating control of the Shares, Company, Subsidiaries, Business and Assets, (b) execute and deliver such further instruments of sale, conveyance, transfer and assignment effectively to sell, convey, transfer and assign the Shares to Buyer, (c) execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer, Company and Subsidiaries from all obligation and liability with regard to any obligation or liability retained or assumed by Sellers, and (d) execute and deliver such further instruments and to cooperate with Buyer as Buyer may reasonably request to enable Buyer, Company and Subsidiaries to obtain all necessary health care or regulatory certifications, approvals, consents and licenses, accreditation or permits.


                   ARTICLE IX. OBLIGATIONS OF BUYER AT CLOSING

         At Closing, Buyer will deliver or cause to be delivered to Sellers the following in a form and substance reasonably satisfactory to Sellers:

         9.1 Purchase Price. Buyer will pay to Sellers the Purchase Price upon the terms specified in this Agreement.

         9.2 Corporate Good Standing and Certified Board Resolutions. Buyer will deliver to Sellers a certificate of existence from the Secretary of State of Tennessee, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and consummation of this Agreement and the consummation of the transactions contemplated hereunder.

         9.3 Closing Certificate. Buyer will deliver to Sellers a certificate of an officer of Buyer, dated as of Closing, certifying that (a) each covenant and obligation of Buyer has been complied with, and (b) each representation, warranty and covenant of Buyer is true and correct at the Closing as if made on and as of the Closing.

         9.4 Opinion of Buyer's Counsel. Buyer will deliver to Sellers the favorable opinion of Harwell Howard Hyne Gabbert & Manner, P.C., dated as of the date of the Closing, in the form attached hereto as Exhibit 9.4.


              ARTICLE X. SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         10.1 Survival. The covenants, obligations, representations and warranties of Buyer, Company and Sellers contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, will be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to the Closing will not be merged into any documents delivered in connection with the Closing, and will survive the date of Closing for a period of three (3) years; provided, however, that the representations, warranties and covenants set forth in Sections 3.8, 3.11, 3.17 (as such Section pertains to health care matters), 3.19, 5.8 and 5.9 will each survive for the applicable statute of limitations.

         10.2 Indemnification by Shareholders. Subject to the provisions of
Section 10.4, JGM, JSM, WKM and the Partnership Shareholders will, jointly and severally, promptly indemnify, defend, and hold harmless Buyer, Company and Subsidiaries against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from any breach by either Company or JGM, JSM, WKM and the Partnership Shareholders of any of the covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Company and/or Sellers delivered pursuant to this Agreement, provided that no such indemnification obligation shall exist unless JGM, JSM, WKM and the Partnership Shareholders shall have received notice of any such claim of indemnification prior to the expiration of the survival period set forth in Section 10.1 hereof. Any indemnification payment made pursuant to this Article will include interest at a floating rate equal to two points over the prime rate of Bankers Trust Company established from time to time (the "Rate") payable for the period measured from the date that the loss, cost, expense or damage was incurred until the date of payment, and shall be net of any tax benefit inuring to the benefit of the party seeking indemnification and arising as a result of the matter for which indemnification is sought.

         10.3 Indemnification by Buyer. Subject to the provisions of Section 10.4, Buyer will promptly indemnify, defend, and hold Sellers harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees) and other damages resulting from any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement, provided that no such indemnification obligation shall exist unless Buyer shall have received notice of any such claim of indemnification prior to the expiration of the survival period set forth in
Section 10.1 hereof. Any indemnification payment made pursuant to this Article will include interest at a floating rate equal to two points over the prime rate of Bankers Trust Company established from time to time (the "Rate") payable for the period measured from the date that the loss, cost, expense or damage was incurred until the date of payment, and shall be net of any tax benefit inuring to the benefit of the party seeking indemnification and arising as a result of the mater for which indemnification is sought.

         10.4 Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the "indemnifying party") to the other party (the "indemnified party") will be subject to the following terms and conditions:

                  (1) Claims by Non-Parties. The indemnified party will give written notice to the indemnifying party, within such time as not to prejudice unduly the indemnifying party's ability to defend against the underlying claim, of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating the nature of said claim and the amount thereof, to the extent known. The indemnified party will give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice will constitute the assertion of a claim for indemnity by the indemnified party. If, within twenty (20) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party will not settle or admit liability with respect to the claim, will fully cooperate with the indemnifying party and will afford to the indemnifying party and defending counsel reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel will be selected by such party and if the indemnified party then retains its own counsel, it will do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within twenty (20) days after the indemnifying party's receipt of such notice, the claim for indemnity will be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid twenty (20) day period the indemnified party will have received written objection to a claim (which written objection will briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties will attempt to settle the dispute as between the indemnified and indemnifying parties.

         (2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subparagraph (1) above) pursuant to this Article will be made as follows: The indemnified party will give written notice (which written notice will briefly describe the basis of the claim and the amount thereof) to the indemnifying party, within such time as not to materially prejudice the indemnifying party's ability to defend against the underlying claim, of any claim by the indemnified party which has not been made pursuant to subparagraph (1) above, stating the nature and basis of such claim and the amount thereof, to the extent known. The claim will be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this Section if within thirty (30) days after the indemnifying party's receipt of the claim the indemnified party will not have received written objection to the claim. In such event, the claim will be conclusively presumed to have been assented to and approved. If within the aforesaid thirty (30) day period the indemnified party will have received written objection to a claim (which written objection will briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties will attempt to settle the disputed claim as between the indemnified and indemnifying parties. Notwithstanding the provisions of this clause (2), the enforcement provisions set forth in Section 11.2 will be available in the event of a breach of Section 11.1.

                  (3) Claims by a Straddle Patient. Any claim by a patient relating to professional negligence or similar matters involving a patient served both prior to the

Effective Date and subsequent to the Effective Date will be the responsibility of either Buyer on the one hand or JGM, JSM, WKM and the Partnership Shareholders, in accordance with the following guidelines: (i) if it is a claim in which the incident giving rise to liability clearly arose prior to the Effective Date, JGM, JSM, WKM and the Partnership Shareholders will jointly and severally respond to the loss and defense expenses; (ii) subject to the other provisions of this Agreement, if it is a claim in which the incident giving rise to liability clearly arose on or after the Effective Date, Buyer will respond to the loss and defense expenses; and (iii) if the incident giving rise to liability as to time is not clear, JGM, JSM, WKM and the Partnership Shareholders and Buyer will jointly defend the case and each will fully cooperate with the other in such defense.

                  (4) Threshold Amount. The obligations of JGM, JSM, WKM and the Partnership Shareholders, on the one hand, and the Buyer, on the other hand, under this Article X will not begin until the indemnified party incurs one or more claims that equal, in the aggregate, Five Hundred Thousand and No/100 Dollars ($500,000.00) (the "Threshold Amount"); provided that once such Threshold Amount is reached, the obligations of the indemnifying party under this Agreement will apply to all claims of the indemnified party, whether such claims are part of or in excess of the Threshold Amount. The parties acknowledge and agree that the materiality caveats set forth elsewhere in this Agreement will provide no limitation on obligations of an indemnifying party in excess of or in addition to the Threshold Amount.


                      ARTICLE XI. PRESERVATION OF BUSINESS
                           AND NONCOMPETE RESTRICTIONS

         11.1 Covenant Not to Compete. JGM, JSM, WKM and the Partnership Shareholders hereby, jointly and severally, covenant and agree with Buyer that, during the Non-Compete Period (as such term is defined herein) and within the Non-Compete Area (as such term is defined herein), none of JGM, JSM, WKM or the Partnership Shareholders will directly or indirectly, (a) acquire, lease, manage, consult for, serve as agent or subcontractor for, finance, invest in, own any part of or exercise management control over any health care operation or business which provides any goods or services competitive with the goods and services provided by the Business as of the Closing, or (b) without Buyer's written consent solicit for employment or employ any person who at Closing or thereafter became an employee of Buyer, Company, Subsidiaries or an affiliate unless such person is not so employed for at least six (6) months, or (c) with respect to any customer, patient, physician, physician group, or healthcare provider with whom Buyer, Company, Subsidiaries and/or an Affiliate contracts with in connection with the Business, solicit the same in a manner which could adversely affect Buyer, Company, Subsidiaries or an Affiliate or make statements to the same which materially disparage Buyer, Company, Subsidiaries an Affiliate or their respective operations. The "Non-Compete Period" will commence at the Closing and terminate on the fifth (5th) anniversary thereof.

The "Non-Compete Area" will mean the area within a fifty (50) mile radius of each location from which the Business is operated or conducted as of the Closing. Ownership of less than five percent (5%) of the Shares of a publicly held company will not be deemed a breach of this covenant. Notwithstanding the parties' agreement with respect to Non-Competition, the parties agree and acknowledge that no portion of the Purchase Price shall be separately allocated to this covenant for tax purposes.

         11.2 Enforceability. In the event of a breach of Section 11.1, JGM, JSM, WKM and the Partnership Shareholders recognize that monetary damages will be inadequate to compensate Buyer and Company, and Buyer, Subsidiaries and Company will be entitled, without the posting of a bond or similar security and notwithstanding the arbitration provisions contained in Article X, to an injunction restraining such breach, with the costs (including attorney's fees) of securing such injunction to be borne by JGM, JSM, WKM and the Partnership Shareholders. Nothing contained herein will be construed as prohibiting Buyer, Subsidiaries or Company from pursuing any other remedy available to either for such breach or threatened breach. All parties hereby acknowledge the necessity of protection against the competition of JGM, JSM, WKM and the Partnership Shareholders and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for in this Agreement is deemed to be sufficient and adequate to compensate JGM, JSM, WKM and the Partnership Shareholders for agreeing to the restrictions contained in Section 11.1. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions will be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.


                           ARTICLE XII. MISCELLANEOUS

         12.1 Assignment. Following Closing, Buyer and Company may freely assign any or all of their respective rights or delegate any or all of their respective obligations under this Agreement without the express written consent of Sellers, except that no assignment of any obligation to make any payments to the Sellers hereunder shall relieve Buyer of such obligations. No Seller may assign any rights or delegate any obligations under this Agreement without the prior written consent of Buyer, and any prohibited assignment or delegation will be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is not intended to nor will it, create any rights in any other party.

         12.2 Other Expenses. Except as otherwise provided in this Agreement, the Sellers will jointly and severally pay all of their and Company's and Subsidiaries' expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement and Buyer will pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement. All sales and use taxes, recording fees and transfer fees and taxes incurred in connection under the transactions contemplated within this Agreement will be jointly and severally borne by Sellers and paid at Closing.

         12.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five days after mailing with postage prepaid. Any such notice will be sent as follows:

                  To Shareholders and, prior to Closing, Company:

                  c/o James S. Mosley
                  P.O. Box 21075
                  Little Rock, Arkansas 72221

                  with a courtesy copy to:

                  H. Watt Gregory, III
                  Giroir, Gregory, Holmes & Hoover, PLC
                  111 Center Street, Suite 1900
                  Little Rock, Arkansas 72201

                  To the Buyer and, after Closing to the Company:

                  American HomePatient, Inc.
                  5200 Maryland Way
                  Suite 400
                  Brentwood, Tennessee 37027
                  Attn: Edward K. Wissing

                  with a courtesy copy to:

                  Lauren W. Anderson
                  Harwell Howard Hyne Gabbert & Manner, P.C.
                  1800 First American Center
                  315 Deaderick Street
                  Nashville, Tennessee 37238-1800

         12.4 Confidentiality; Prohibition on Trading. Subject to filings under the Antitrust Improvements Act, Company and the Sellers agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law. Sellers, Company and their affiliates agree not to trade in the securities of Buyer or its affiliates based upon any nonpublic information.

         12.5 Partial Invalidity; Waiver. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted. Further, there will be automatically substituted for such invalid or unenforceable provision a provision as similar as possible which is valid and enforceable. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder will operate as a waiver thereof, or of any other right, power or remedy; nor will any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement will be valid unless it is in writing and signed by the party against which it is sought to be enforced.

         12.6 Interpretation; Knowledge. All pronouns and any variation thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions will arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Any table of contents and Section headings in this Agreement are for convenience of reference only and will not be considered or referred to in resolving questions of interpretation. Whenever in this Agreement the term "to the best knowledge" or "to the knowledge" or the like is used, with respect to the Company, JGM, JSM, WKM and the Partnership Shareholders, the person or persons making such representations or warranty, as applicable, will each be deemed to have the knowledge of Company's officers and directors and JGM, JSM, WKM, individually, and each will be under a duty of due inquiry to such persons and with respect to Company and Subsidiary records.

         12.7 Entire Agreement; Counterparts. This Agreement, including the Exhibits and attachments hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letters of intent and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer, Company and Sellers. This Agreement may be executed simultaneously in two or more counterparts each of which will be deemed an original and all of which together will constitute but one and the same instrument.

         12.8 Legal Fees and Costs. In the event any party hereto incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and disbursements, in addition to any other relief to which such party will be entitled.

         12.9 Controlling Law. This Agreement will be construed, interpreted and enforced in accordance with the substantive laws of the State of Tennessee, without giving effect to its conflicts of laws provisions.

         12.10 Guaranty. Parent does hereby unconditionally guaranty to Sellers the due and punctual payment and performance of the obligations and undertakings of Buyer in this Agreement as and when such payment or performance shall become due.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    "COMPANY":

                                    NATIONAL MEDICAL SYSTEMS, INC.


                                    By:  /s/ James Mosley
                                       ----------------------------------------
                                    Title: Chairman/CEO
                                           ------------------------------------


                                     /s/ James G. Mosley
                                    -------------------------------------------
                                    JAMES G. MOSLEY

                                     /s/ James S. Mosley
                                    -------------------------------------------
                                    JAMES S. MOSLEY

                                     /s/ WM. Kent Mosley
                                    ------------------------------------------
                                    WM. KENT MOSLEY



                                    "SELLERS":

                                    NATIONAL MEDICAL SYSTEMS, INC.
                                    EMPLOYEE STOCK OWNERSHIP TRUST


                                    By: /s/ James Steven Mosley
                                        ---------------------------------------
                                        JAMES STEVEN MOSLEY, TRUSTEE
                                    Number of Shares: 250,000


                                    JULIE ANNE MOSLEY TRUST, UTA 8-12-97



                                    By: /s/ Phil Herrington
                                        ---------------------------------------
                                        PHIL HERRINGTON, TRUSTEE
                                    Number of Shares: 7,500

                                         WILLIAM ZACHARY MOSLEY TRUST, UTA
                                         8-12-97


                                         By: /s/ Phil Herrington
                                             ----------------------------------
                                             PHIL HERRINGTON, TRUSTEE
                                         Number of Shares: 7,500


                                         ASHLEY MARIE MOSLEY TRUST


                                         By: /s/ Phil Herrington
                                             ----------------------------------
                                             PHIL HERRINGTON, TRUSTEE
                                         Number of Shares: 7,500


                                         CRYSTAL BROOKE MOSLEY TRUST


                                         By: /s/ Phil Herrington
                                             ----------------------------------
                                             PHIL HERRINGTON, TRUSTEE
                                         Number of Shares: 7,500


                                         STEVEN AUSTIN MOSLEY TRUST


                                         By: /s/ Phil Herrington
                                            -----------------------------------
                                            PHIL HERRINGTON, TRUSTEE
                                         Number of Shares: 7,500


                                         JSM INVESTMENTS, LIMITED PARTNERSHIP

                                         By:  JAMES STEVEN MOSLEY ENTERPRISE,
                                              INC., general partner

                                              By: /s/ James Steven Mosley
                                                  -----------------------------
                                              Its: President
                                         Number of Shares: 287,823

                                       JGM INVESTMENTS, LIMITED PARTNERSHIP

                                       By: JAMES GORDON MOSLEY
                                           ENTERPRISE, INC., general partner

                                           By: /s/ James Gordon Mosley
                                              ---------------------------------
                                           Its: President
                                       Number of Shares: 600,954


                                       WKM INVESTMENTS, LIMITED PARTNERSHIP

                                       By: WM. KENT MOSLEY ENTERPRISE, INC.,
                                           general partner

                                           By: /s/ Wm. Kent Mosley
                                               --------------------------------
                                           Its: President
                                       Number of Shares: 195,323

                                       "BUYER":

                                       AMERICAN HOMEPATIENT, INC.,
                                       a Tennessee Corporation


                                       By: /s/ Rita N. Hill
                                          -------------------------------------
                                       Title: Sr. Vice President
                                              ---------------------------------

                                       "PARENT"

                                       AMERICAN HOMEPATIENT, INC.,
                                       a Delaware Corporation


                                       By: /s/ Rita N. Hill
                                           ------------------------------------
                                       Title: Sr. Vice President
                                             ----------------------------------